PROSPECTUS SUPPLEMENT
                        (To Prospectus dated February 27, 2003)

Principal Protected Notes

UBS AG $6,000,000 NOTES LINKED TO AN INDEX BASKET DUE AUGUST 4, 2008

Issuer:                 UBS AG

Maturity Date:          August 4, 2008

No Interest Payments:   We will not pay you interest during the term of the
                        Notes.

Index Basket:           The Index Basket (the "Basket") will be composed of six
                        indices (the "Basket Indices"). The Basket Indices and their weightings in the Basket are as follows:

                        BASKET INDEX                                      WEIGHT
                        --------------------------------------------------------
                        S&P 500(R) Index ("S&P Index") .................. 33.34%
                        Dow Jones-AIG Commodity Index(SM)
                        ("Commodity Index") ............................. 33.34%
                        KOSPI Korea Composite Index ("Korea Index") .....  8.33%
                        MSCI Singapore Index(SM) ("Singapore Index") ....  8.33%
                        MSCI Taiwan Index(SM) ("Taiwan Index") ..........  8.33%
                        MSCI Thailand Index(SM) ("Thailand Index") ......  8.33%

Payment at Maturity:    At maturity, you will receive a cash payment per $1,000
                        principal amount of your Notes equal to the GREATER of:

                           (i)  $1,000

                           OR

                           (ii) $1,000 + ($1,000 x (Participation Rate x
                                                    Basket Return)).

                        See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-47.

Participation Rate:     80%

Basket Return:          Basket Ending Level - Basket Starting Level
                        -------------------------------------------
                                  Basket Starting Level
Basket Starting Level:  100

Basket Ending Level:    The Basket Ending Level will be calculated as follows:

                        100 x (1+ (33.34% of the S&P Index Return +
                        33.34% of the Commodity Index Return + 8.33% of the Korea Index Return + 8.33% of the Singapore Index Return + 8.33% of the Taiwan Index Return + 8.33% of the Thailand Index Return))

                        See "What are the steps to calculate my payment at security" on page S-4 for information concerning the calculation of the return on each Basket Index.

No Listing:             The Notes will not be listed or displayed on any
                        securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch

CUSIP Number:           90261KLP3

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ............        100%             0.0%             100%
Total ...............     $6,000,000          $0.00         $6,000,000

UBS INVESTMENT BANK       UBS SECURITIES LLC                          [UBS LOGO]

Prospectus Supplement dated July 26, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS, offering full principal protection and 80% of any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of six indices (each a "Basket Index" and together, the "Basket Indices").

The Basket Indices and their relative weightings are set forth below:

          BASKET INDEX                                                    WEIGHT
          ----------------------------------------------------------------------
          S&P 500(R) Index ("S&P Index") .................................33.34%
          Dow Jones-AIG Commodity Index(SM) ("Commodity Index") ..........33.34%
          KOSPI Korea Composite Index ("Korea Index") .................... 8.33%
          MSCI Singapore Index(SM) ("Singapore Index") ................... 8.33%
          MSCI Taiwan Index(SM) ("Taiwan Index") ......................... 8.33%
          MSCI Thailand Index(SM) ("Thailand Index") ..................... 8.33%

The relative weights of the Basket Indices will not change over the term of the notes.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index is based on the aggregate market value of 500 companies as of a particular time.
The S&P Index is reported by Bloomberg L.P. under the ticker symbol "SPX."

The Commodity Index is designed to be a highly liquid and diversified benchmark for commodities as an asset class. The Commodity Index is composed of nineteen futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange (the "LME"). The Index was designed by AIG International Inc. ("AIGI") and is calculated by Dow Jones & Company, Inc. ("Dow Jones") in conjunction with AIGI.

The Korea Index is a comprehensive top-down and market capitalization-weighted index, calculated and reported by the Korea Stock Exchange (KSE), composed of all shares listed on the KSE. The KOSPI Index is reported by Bloomberg L.P. under the ticker symbol "KOSPI."

The Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The Singapore Index is calculated by Morgan Stanley Capital International Inc. ("MSCI") and reported by Bloomberg L.P. under the ticker symbol "SGY".

The Taiwan Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The Taiwan Index is calculated by MSCI and reported by Bloomberg L.P. under the ticker symbol "TWY".

The Thailand Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Thailand. The Thailand Index is calculated by MSCI and reported by Bloomberg L.P. under the ticker symbol "MXTH".

For further information concerning the Basket Indices, see "The Indices" beginning on page S-15.

At maturity, the cash payment per $1,000 principal amount of the Notes will be equal to the GREATER of:

      (i)  $1,000

           OR

      (ii) $1,000 + ($1,000 x (Participation Rate x Basket Return)).

The "Participation Rate" will equal 80% of any appreciation in the Basket over the term of the Notes. You will not receive less than $1,000 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

The "Basket Return," which may be positive or negative, will be calculated as follows:

              Basket Return = Basket Ending Level - Basket Starting Level
                              -------------------------------------------
                                          Basket Starting Level

The "Basket Starting Level" will equal 100 and the "Basket Ending Level" will be calculated as follows:

    100 x (1+ (33.34% of the S&P Index Return + 33.34% of the Commodity Index Return + 8.33% of the Korea Index Return + 8.33% of the Singapore Index
Return + 8.33% of the Taiwan Index Return + 8.33% of the Thailand Index Return))

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on July 26, 2005(the "trade date") relative to July 28, 2008 (the "final valuation date").

We will not pay you interest during the term of the Notes.

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-47.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 80% participation in the potential appreciation in the level of the Basket from the trade date relative to the final valuation date. You will receive 80% of any Basket gains at maturity.

> PRESERVATION OF CAPITAL--You will receive at least $1,000 per $1,000 principal amount of your Notes if you hold the Notes to maturity, regardless of the performance of the Basket.

>    MINIMUM INVESTMENT--$1,000.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-8.

> PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. You will be entitled to receive at least the full principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indices, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the S&P Index (the "S&P Index Constituents"), the Korea Index (the "Korea Index Constituents"), the Singapore Index (the "Singapore Index Constituents") and the Taiwan Index (the "Taiwan Index Constituents"). Furthermore you will have no rights in the commodities or the exchange traded futures contracts on such commodities included in the Commodity Index (the "Commodity Index Constituents," and, together with the S&P Index Constituents, the Korea Index Constituents, the Singapore Index Constituents, the Taiwan Index Constituents and the Thailand Index Constituents, the "Basket Index Constituents").

> NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which some of the Basket Index Constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that offers full principal protection on the Notes when held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You do not seek exposure to the Asian or U.S. equities markets or to commodities generally.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to 4.44% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the full principal amount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-55.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE S&P INDEX RETURN, THE COMMODITY INDEX RETURN, THE KOREA INDEX RETURN, THE SINGAPORE INDEX RETURN, THE TAIWAN INDEX RETURN AND THE THAILAND INDEX RETURN.

The "S&P Index Return" is calculated based on the level of the S&P Index on the trade date relative to the final valuation date and is calculated as follows:

           S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                              -------------------------------------------------
                                          S&P Index Starting Level

where the S&P Index Starting Level is 1231.16 and the S&P Index Ending Level will be the closing level of the S&P Index on the final valuation date.

The "Commodity Index Return" is calculated based on the level of the Commodity Index on the trade date relative to the final valuation date and is calculated as follows:

      Commodity Index Return = Commodity Index Ending Level -
                               Commodity Index Starting Level
                               ------------------------------
                               Commodity Index Starting Level

where the Commodity Index Starting Level is 156.098 and the Commodity Index Ending Level will be the closing level of the Commodity Index on the final valuation date.

The "Korea Index Return" is calculated based on the level of the Korea Index on the trade date relative to the final valuation date and is calculated as follows:

      Korea Index Return = Korea Index Ending Level - Korea Index Starting Level
                           -----------------------------------------------------
                                         Korea Index Starting Level

where the Korea Index Starting Level is 1090.6 and the Korea Index Ending Level will be the closing level of the Korea Index on the final valuation date.

The "Singapore Index Return" is calculated based on the level of the Singapore Index on the trade date relative to the final valuation date and is calculated as follows:

      Singapore Index Return = Singapore Index Ending Level -
                               Singapore Index Starting Level
                               ------------------------------
                               Singapore Index Starting Level

where the Singapore Index Starting Level is 277.23 and the Singapore Index Ending Level will be the closing level of the Singapore Index on the final valuation date.

The "Taiwan Index Return" is calculated based on the level of the Taiwan Index on the trade date relative to the final valuation date and is calculated as follows:

   Taiwan Index Return = Taiwan Index Ending Level - Taiwan Index Starting Level
                         -------------------------------------------------------
                                       Taiwan Index Starting Level

where the Taiwan Index Starting Level is 266.29 and the Taiwan Index Ending Level will be the closing level of the Taiwan Index on the final valuation date.

The "Thailand Index Return" is calculated based on the level of the Thailand Index on the trade date relative to the final valuation date and is calculated as follows:

   Thailand Index Return = Thailand Index Ending Level -
                           Thailand Index Starting Level
                           -----------------------------
                           Thailand Index Starting Level

where the Thailand Index Starting Level is 262.99 and the Thailand Index Ending Level will be the closing level of the Thailand Index on the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL.

The Basket Ending Level will be calculated as follows:

    100 x (1+ (33.34% of the S&P Index Return + 33.34% of the Commodity Index Return + 8.33% of the Korea Index Return + 8.33% of the Singapore Index
Return + 8.33% of the Taiwan Index Return + 8.33% of the Thailand Index Return))

STEP 3: CALCULATE THE BASKET RETURN.

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

            Basket Return = Basket Ending Level - Basket Starting Level
                            -------------------------------------------
                                       Basket Starting Level

The Basket Starting Level is 100.

STEP 4: CALCULATE THE PAYMENT AT MATURITY.

At maturity, the cash payment per $1,000 principal amount of the Notes will be equal to the GREATER of:

      (i)  $1,000

           OR

      (ii)  $1,000 + ($1,000 x (Participation Rate x Basket Return)).

Your participation is equal to 80% of any appreciation in the Basket over the term of the Notes. You will not receive less than $1,000 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

--------------------------------------------------------------------------------
  Initial Investment:                     $1,000
  Basket Starting Level:                  100
  Principal Protection:                   100% at maturity
  Participation Rate:                     80% if the Basket return is positive
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE BASKET RETURN IS UP 40%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Return is 40%, the investor would receive at maturity the principal amount of each Note plus a payment equal to 80% of the positive Basket Return, as set forth below:

   At maturity, you will receive a cash payment equal to the greater of:

   (i)  $1,000                                                            $1,000
        OR
   (ii) $1,000 + ($1,000 x (80% x Basket Return))
        $1,000 + ($1,000 x (80% x 40%))                                   $1,320

  INVESTOR RECEIVES $1,320 AT MATURITY FOR EACH NOTE (A 32% TOTAL RETURN). CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   Principal amount =                                                     $1,000
        PLUS
   Principal amount x Basket Return
   $1,000 x 40% =                                                         $  400
                                                                          ------
                                                                   TOTAL: $1,400
                                                                          ======

  INVESTOR WOULD RECEIVE $1,400 ON A $1,000 DIRECT INVESTMENT IN THE BASKET
  (A 40% TOTAL RETURN).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  EXAMPLE 2 - THE BASKET RETURN IS DOWN 40%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Return is -40%, the investor would receive at maturity only the principal amount of each Note.

   At maturity, you will receive a cash payment equal to the greater of:

   (i)  $1,000                                                            $1,000
        OR
   (ii) $1,000 + ($1,000 x (80% x Basket Return))
        $1,000 + ($1,000 x (80% x -40%))                                   $ 680

  INVESTOR RECEIVES $1,000 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN). CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   Principal amount =                                                     $1,000
        PLUS
   Principal amount x Basket Return
   $1,000 x (-40%) =                                                     -$  400
                                                                          ------
                                                               TOTAL:     $  600
                                                                          ======

  INVESTOR WOULD RECEIVE $600 ON A $1,000 DIRECT INVESTMENT IN THE BASKET
  (A -40% TOTAL RETURN).
--------------------------------------------------------------------------------

  HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY
The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 33.34% of which is composed of the S&P Index, 33.34% of which is composed of the Commodity Index, 8.33% of which is composed of the Korea Index, 8.33% of which is composed of the Singapore Index, 8.33% of which is composed of the Taiwan Index and 8.33% of which is composed of the Thailand Index.

--------------------------------------------------------------------------------
  ASSUMPTIONS:
--------------------------------------------------------------------------------
  Principal Amount:                            $1,000
  Basket Starting Level                        100
  Principal Protection:                        100% at maturity
  Participation Rate:                          80%
  Basket Performance:                          100% to -100%
  Term:                                        5 years

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                               PAYMENT AT
                          80% OF                                MATURITY
                         POSITIVE                              ($1,000 +
     BASKET               BASKET              RETURN            RETURN ON
     RETURN*              RETURN*            ON NOTE*             NOTE)*
--------------------------------------------------------------------------------
      100%                 80.0%               $800              $1,800
       90%                 72.0%               $720              $1,720
       80%                 64.0%               $640              $1,640
       70%                 56.0%               $560              $1,560
       60%                 48.0%               $480              $1,480
       50%                 40.0%               $400              $1,400
       40%                 32.0%               $320              $1,320
       30%                 24.0%               $240              $1,240
       20%                 16.0%               $160              $1,160
       10%                  8.0%               $ 80              $1,080
--------------------------------------------------------------------------------
        0%                  0.0%               $  0              $1,000
--------------------------------------------------------------------------------
       20%                  0.0%               $  0              $1,000
       40%                  0.0%               $  0              $1,000
       60%                  0.0%               $  0              $1,000
       80%                  0.0%               $  0              $1,000
     -100%                  0.0%               $  0              $1,000
--------------------------------------------------------------------------------

* Percentages have been rounded for ease of analysis


                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the performance of the Basket Indices. Investing in the Notes is not equivalent to a direct investment in the Basket Indices. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

THE BASKET IS COMPOSED OF THE SIX BASKET INDICES; ANY POSITIVE RETURN IN ANY BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET INDEX.

The Notes are linked to the performance of a Basket, 33.34% of which is composed of the S&P Index, 33.34% of which is composed of the Commodity Index, 8.33% of which is composed of the Korea Index, 8.33% of which is composed of the Singapore Index, 8.33% of which is composed of the Taiwan Index and 8.33% of which is composed of the Thailand Index. The performance of the Basket will be based on the appreciation or depreciation of the level of each Basket Index on the trade date relative to the final valuation date, weighted according to their composition in the Basket. A positive return in any Basket Index may be offset by a negative return in another Basket Index resulting in a negative Basket Return. For example, a 20% increase in each of the Korea, Singapore, Taiwan and Thailand Indices will be completely offset by a 10% decline in each of the S&P and Commodity Indices, resulting in no appreciation of your principal.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET INDEX CONSTITUENTS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Index Constituents. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Index Constituents without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (the "S&P Index Sponsor") with respect to the S&P Index, AIG International Inc. and Dow Jones and Company, Inc. (the "Commodity Index Sponsors") with respect to the Commodity Index, the Korea Stock Exchange (the "Korea Index Sponsor") with respect to the Korea Index and Morgan Stanley Capital International Inc. ("MSCI") with respect to the Singapore, Taiwan and Thailand Indices (the S&P Index Sponsor, the Commodity Index Sponsors, the Korea Index Sponsor and MSCI are collectively referred to as the "Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Index Constituents and the manner in which changes affecting the Basket Index Constituents or the issuers of the Basket Index Constituents, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect

RISK FACTORS
--------------------------------------------------------------------------------


the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Basket Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Basket Indices on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of each Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index);

>    the composition of each Basket Index;

>    the market prices of the Basket Index Constituents;

> the dividend rate paid on stocks involved in the Basket (while not paid to the holders of the Notes, dividend payments on Basket Index Constituents may influence the market price of Basket Index Constituents and the level of each Basket Index, and therefore affect the market value of the Notes);

> the market prices of commodities indicated in the Basket and the related exchange-traded futures contracts on such commodities;

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Index Constituents are denominated;

> interest rates in the U.S. market and in each market related to the Basket Index Constituents;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

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RISK FACTORS
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>    economic, financial, political, regulatory, or judicial events that affect the level of the Basket or the market price of the Basket Index Constituents or that affect stock and commodity markets generally; and

>    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE BASKET INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDICES DURING THE TERM OF THE NOTES.

The trading prices of the Basket Index Constituents will determine the level of each Basket Index. The historical performance of each Basket Index should not be taken as an indication of the future performance of each Basket Index. As a result, it is impossible to predict whether the level of any Basket Index will rise or fall. Trading prices of the Basket Index Constituents will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Index Constituents discussed above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN BASKET INDEX CONSTITUENTS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON BASKET INDEX CONSTITUENTS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-53, UBS or its affiliates may hedge their obligations under the Notes by purchasing Basket Index Constituents, futures or options on Basket Index Constituents or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Index Constituents or one or more of the Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling Basket Index Constituents, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Index Constituents and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Basket Index Constituents and other investments relating to Basket Index Constituents or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Index Constituents and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Index Constituents or one or more of the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Indices and the Basket Index Constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of one or more of the Basket Indices, could be adverse to such holders' interests as beneficial owners of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------


UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Index Constituents, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Basket Index Constituents and one or more of the Basket Indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Index Constituents and the levels of the Basket Indices and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET INDEX CONSTITUENTS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET INDEX CONSTITUENTS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Index Constituents. As an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Index Constituents may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Indices" beginning on page S-14) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-49 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-51. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-52. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Index Constituents or one or more of the Basket Indices has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind

RISK FACTORS
--------------------------------------------------------------------------------


our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE BASKET ENDING LEVEL FOR A PARTICULAR BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Basket Ending Level for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-49.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE BASKET INDICES.

Although all of the Basket Index Constituents are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Index Constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Basket Return. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-47.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

The Basket Index Constituents have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in Asian countries are subject to political, economic, financial and social factors that may apply in that geographical region. These factors, which could negatively affect the securities markets of countries in the region, include the possibility of recent or future changes in the economic and fiscal policies of governments in the region, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to companies or investments in equity securities in Asia, the

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RISK FACTORS
--------------------------------------------------------------------------------


possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain Asian countries may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency. The economies of many Asian countries have been characterized by uneven, negative or low rates of growth in the past. Many Asian stocks have performed poorly over an extended period.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" beginning on page S-55, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

RISK FACTORS RELATING TO THE COMMODITY INDEX.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Commodity Index and, therefore, the value of your Notes.

HIGHER FUTURE PRICES OF THE COMMODITIES INCLUDED IN THE COMMODITY INDEX (THE "INDEX COMMODITIES") RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Commodity Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling," If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Commodity Index, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll

RISK FACTORS
--------------------------------------------------------------------------------


yields," which could adversely affect the value of the Commodity Index and, accordingly, adversely affect the market value of your Notes.

CHANGES THAT AFFECT THE CALCULATION OF THE COMMODITY INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of the Commodity Index Sponsors, concerning the methodology and calculation of the Commodity Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Commodity Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones and AIGI, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Commodity Index, or if Dow Jones and AIGI discontinue or suspend calculation or publication of the Commodity Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Commodity Index starting level or the Commodity Index ending level are not available because of a market disruption event or for any other reason, the calculation agent--which will initially be UBS Securities LLC, an affiliate of the Issuer--will make a good faith estimate in its sole discretion of the Commodity Index ending level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Commodity Index is discontinued and that there is no successor index on the date when the Commodity Index ending level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Commodity Index ending level by reference to a group of commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Commodity Index.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE COMMODITY INDEX LEVEL AND THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Commodity Index and the value of your Notes in varying ways, and different factors may cause the value of different commodities included in the Commodity Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

--------------------------------------------------------------------------------


The Indices

THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 30, 2005, 425 companies or 85.5% of the Index by market capitalization traded on the New York Stock Exchange, 74 companies or 14.4% of the Index by market capitalization traded on The Nasdaq Stock Market, and 1 company or 0.1% of the Index by market capitalization traded on the American Stock Exchange. As of June 30, 2005, the Index represented approximately 76% of the market value of S&P's internal database of over 6,981 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,981 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (89), Consumer Staples (36), Energy (29), Financials (82), Health Care (55), Industrials (54), Information Technology (80), Materials (32), Telecommunication Services (10) and Utilities (33). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE INDICES
--------------------------------------------------------------------------------


> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. S&P has stated that the transition to float adjustment will take place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step will take place in September 2005, when S&P will begin to use only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

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THE INDICES
--------------------------------------------------------------------------------


HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on July 26, 2005 was 1231.16.

The graph below illustrates the performance of the Index from January 30, 1987 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1987          1988          1989          1990          1991
           ----          ----          ----          ----          ----
         274.08        257.07        297.47        329.08        343.93
          284.2        267.82        288.86        331.89        367.07
          291.7        258.89        294.87        339.94        375.22
         288.36        261.33        309.64         330.8        375.34
          290.1        262.16        320.52        361.23        389.83
            304         273.5        317.98        358.02        371.16
         318.66        272.02        346.08        356.15        387.81
          329.8        261.52        351.45        322.56        395.43
         321.83        271.91        349.15        306.05        387.86
         251.79        278.97        340.36           304        392.45
          230.3         273.7        345.99        322.22        375.22
         247.08        277.72         353.4        330.22        417.09

           1992          1993          1994          1995          1996
           ----          ----          ----          ----          ----
         408.79        438.78        481.61        470.42        636.02
          412.7        443.38        467.14        487.39        640.43
         403.69        451.67        445.77        500.71         645.5
         414.95        440.19        450.91        514.71        654.17
         415.35        450.19        456.51         533.4        669.12
         408.14        450.53        444.27        544.75        670.63
         424.22        448.13        458.26        562.06        639.95
         414.03        463.56         475.5        561.88        651.99
          417.8        458.93        462.71        584.41        687.31
         418.68        467.83        472.35         581.5        705.27
         431.35        461.79        453.69        605.37        757.02
         435.71        466.45        459.27        615.93        740.74

           1997          1998          1999          2000          2001
           ----          ----          ----          ----          ----
         786.16        980.28       1279.64       1394.46       1366.01
         790.82       1049.34       1238.33       1366.42       1239.94
         757.12       1101.75       1286.37       1498.58       1160.33
         801.34       1111.75       1335.18       1452.43       1249.46
         848.28       1090.82       1301.84        1420.6       1255.82
         885.14       1133.84       1372.71        1454.6       1224.42
         954.29       1120.67       1328.72       1430.83       1211.23
         899.47        957.28       1320.41       1517.68       1133.58
         947.28       1017.01       1282.71       1436.51       1040.94
         914.62       1098.67       1362.93        1429.4       1059.78
          955.4       1163.63       1388.91       1314.95       1139.45
         970.43       1229.23       1469.25       1320.28       1148.08

           2002          2003          2004          2005     7/11/2005
           ----          ----          ----          ----     ---------
         1130.2         855.7       1131.13       1181.27       1229.03
        1106.73        841.15       1144.94        1203.6
        1147.39        848.18       1126.21       1180.59
        1076.92        916.92        1107.3       1156.85
        1067.14        963.59       1120.68        1191.5
         989.82         974.5       1140.84       1191.33
         911.62        990.31       1101.72
         916.07       1008.01       1104.24
         815.28        995.97       1114.58
         885.76       1050.71        1130.2
         936.31        1058.2       1173.82
         879.82       1111.92       1211.92

      7/26/2005
      ---------
        1231.16


Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY
DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO
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"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are
trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

THE DOW JONES-AIG COMMODITY INDEX

The following is a description of the Dow Jones-AIG Commodity Index(SM) (the "Commodity Index"), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Commodity Index, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. Dow Jones and AIGI have no obligation to continue to publish the Commodity Index, and may discontinue publication of the Commodity Index at any time in their sole discretion.

OVERVIEW

The Commodity Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see Appendix A to this section. The commodities included in the Commodity Index for 2005 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Commodity Index are currently listed for trading on the Chicago Board of Trade ("CBOT").

The Commodity Index is a proprietary index that Dow Jones and AIGI developed and that Dow Jones, in conjunction with AIGI, calculates. The methodology for determining the composition and weighting of the Commodity Index and for calculating its value is subject to modification by Dow Jones and AIGI, at any time. At present, Dow Jones disseminates the Commodity Index level approximately every fifteen (15) seconds (assuming the Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time) and publishes a daily Commodity Index level at approximately 4:00 p.m. (New York time), on each DJ-AIG Business Day (as defined below) on Reuters page AIGCI1.

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Commodity Index levels can also be obtained from the official websites of both
Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL. A "DJ-AIG Business Day" is a day on which the sum of the Commodity Index Percentages (as defined below in "Annual Reweightings and Rebalancings of the Dow Jones-AIG Commodity Index") for the Commodity Index Commodities that are open for trading is greater than 50%. For example, based on the weighting of the Commodity Index Commodities for 2005, if the CBOT and the New York Mercantile Exchange ("NYMEX") are closed for trading on the same day, a DJ-AIG Business Day will not exist.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Commodity Index, as well as commodities, including commodities included in the Commodity Index. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Commodity Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Commodity Index and related indices, and AIGI and Dow Jones and their affiliates may license the Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Commodity Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Commodity Index, which in turn may affect the value of the Commodity Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

Dow Jones and AIGI have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Commodity Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIGI and meets annually to consider any changes to be made to the Commodity Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June or July by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee. Following the Dow Jones-AIG Commodity Index Oversight Committee's annual meeting in June or July, the annual weightings are publicly announced in July.

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG COMMODITY INDEX

The Commodity Index was created using the following four main principles:

> ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

     The Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone,

                                                                            S-19
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     however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

> DIVERSIFICATION. A second major goal of the Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

> CONTINUITY. The third goal of the Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Commodity Index from year to year. The Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Commodity Index.

> LIQUIDITY. Another goal of the Commodity Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Commodity Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Commodity Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIGI.

COMPOSITION OF THE COMMODITY INDEX

COMMODITIES AVAILABLE FOR INCLUSION IN THE COMMODITY INDEX

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Commodity Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the LME, each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 Commodity Index Commodities selected for 2005 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

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DESIGNATED CONTRACTS FOR EACH COMMODITY

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Commodity Index for 2005 are as follows:

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]

                          INDEX BREAKDOWN BY COMMODITY

                     Aluminum                        6.25%
                     Coffee                          2.81%
                     Copper                          6.06%
                     Corn                            5.88%
                     Cotton                          3.23%
                     Crude Oil                      14.61%
                     Gold                            5.37%
                     Heating Oil                     4.39%
                     Live Cattle                     4.98%
                     Lean Hogs                       2.90%
                     Natural Gas                    13.21%
                     Nickel                          2.24%
                     Silver                          1.92%
                     Soybeans                        8.67%
                     Soybean Oil                     2.88%
                     Sugar                           2.87%
                     Unleaded Gasoline               4.82%
                     Wheat                           4.58%
                     Zinc                            2.36%

-------------------------------------------------------------------------------------------------------------------
                                                                                                        CURRENT
COMMODITY            DESIGNATED CONTRACT              EXCHANGE    UNITS              PRICE QUOTE      WEIGHTING*
-------------------------------------------------------------------------------------------------------------------
Aluminum             High Grade Primary Aluminum      LME         25 metric tons     $/metric ton         6.25%
Coffee               Coffee "C"                       CSCE        37,500 lbs         cents/pound          2.81%
Copper**             High Grade Copper                COMEX       25,000 lbs         cents/pound          6.06%
Corn                 Corn                             CBOT        5,000 bushels      cents/bushel         5.88%
Cotton               Cotton                           NYCE        50,000 lbs         cents/pound          3.23%
Crude Oil            Light, Sweet Crude Oil           NYMEX       1,000 barrels      $/barrel            14.61%
Gold                 Gold                             COMEX       100 troy oz.       $/troy oz.           5.37%
Heating Oil          Heating Oil                      NYMEX       42,000 gallons     cents/gallon         4.39%
Live Cattle          Live Cattle                      CME         40,000 lbs         cents/pound          4.98%
Lean Hogs            Lean Hogs                        CME         40,000 lbs         cents/pound          2.90%
Natural Gas          Henry Hub Natural Gas            NYMEX       10,000 mmbtu       $/mmbtu             13.21%
Nickel               Primary Nickel                   LME         6 metric tons      $/metric ton         2.24%
Silver               Silver                           COMEX       5,000 troy oz.     cents/troy oz.       1.92%
Soybeans             Soybeans                         CBOT        5,000 bushels      cents/bushel         8.67%
Soybean Oil          Soybean Oil                      CBOT        60,000 lbs         cents/pound          2.88%
Sugar                World Sugar No. 11               CSCE        112,000 lbs        cents/pound          2.87%
Unleaded Gasoline    New York Harbor                  NYMEX       42,000 gal         cents/gallon         4.82%
                       Unleaded Gasoline
Wheat                Wheat                            CBOT        5,000 bushels      cents/bushel         4.58%
Zinc                 Special High Grade Zinc          LME         25 metric tons     $/metric ton         2.36%

---------
* THE COLUMN IN THE ABOVE TABLE TITLED "CURRENT WEIGHTING" REFLECTS THE APPROXIMATE WEIGHTINGS AS OF JULY 26, 2005 OF THE 19 COMMODITIES CURRENTLY INCLUDED IN THE COMMODITY INDEX.

** THE COMMODITY INDEX USES THE HIGH GRADE COPPER CONTRACT TRADED ON THE COMEX
   DIVISION OF THE NEW YORK MERCANTILE EXCHANGE FOR COPPER CONTRACT PRICES AND LME VOLUME DATA IN DETERMINING THE WEIGHTING FOR THE COMMODITY INDEX.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Commodity Index.

                                                                            S-21
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COMMODITY GROUPS

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Commodity Index are assigned to Commodity Groups. The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]

                  COMMODITY INDEX BREAKDOWN BY COMMODITY GROUP

                      Energy                        37.03%
                      Precious Metals                7.29%
                      Industrial Metals             16.91%
                      Livestock                      7.88%
                      Grains                        19.13%
                      Softs                          8.91%
                      Vegetable Oil                  2.88%


--------------------------------------------------------------------------------
COMMODITY GROUP:       COMMODITIES:          COMMODITY GROUP:    COMMODITIES:
----------------------------------------     -----------------------------------

Energy                 Crude Oil             Livestock           Lean Hogs
                       Heating Oil                               Live Cattle
                       Natural Gas
                       Unleaded Gasoline

Precious Metals        Gold                  Grains              Corn
                       Platinum                                  Soybeans
                       Silver                                    Wheat

Industrial Metals      Aluminum              Softs               Cocoa
                       Copper                                    Coffee
                       Lead                                      Cotton
                       Nickel                                    Sugar
                       Tin
                       Zinc                  Vegetable Oil       Soybean Oil

ANNUAL REWEIGHTINGS AND REBALANCINGS OF THE DOW JONES-AIG COMMODITY INDEX

The Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced in July and implemented the following January. The composition of the Commodity Index for 2005 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2004. The next Commodity Index reweighting and rebalancing will take place in January 2006.

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DETERMINATION OF RELATIVE WEIGHTINGS

The relative weightings of the component commodities included in the Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Commodity Index, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Commodity Index (the "Commodity Index Commodities") and their respective percentage weights.

DIVERSIFICATION RULES

The Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:

> No related group of commodities designated as a "Commodity Group" (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Commodity Index.

>    No single commodity may constitute more than 15% of the Commodity Index.

> No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Commodity Index.

> No single commodity that is in the Commodity Index may constitute less than 2% of the Commodity Index.

Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

COMMODITY INDEX MULTIPLIERS

Following application of the diversification rules discussed above, CIPs are incorporated into the Commodity Index by calculating the new unit weights for each Commodity Index Commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Commodity Index, are used to determine a Commodity Index Multiplier ("CIM") for each Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the Commodity Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

                                                                            S-23
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CALCULATIONS

The Commodity Index is calculated by Dow Jones, in conjunction with AIGI, by applying the impact of the changes to the futures prices of commodities included in the Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Commodity Index is a mathematical process whereby the CIMs for the Commodity Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Commodity Index level to calculate the current Commodity Index level. Dow Jones disseminates the Commodity Index level approximately every fifteen (15) seconds (assuming the Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily Commodity Index level at approximately 4:00 p.m. (New York time) on each DJ-AIG Business Day on Reuters page AIGCI1. Commodity Index levels can also be obtained from the official websites of both Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL.

THE COMMODITY INDEX IS A ROLLING INDEX

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Commodity Index is a "rolling index."

COMMODITY INDEX CALCULATION DISRUPTION EVENTS

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index will be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day,

(b) the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day's settlement price,

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index, or

(d) with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

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HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG COMMODITY INDEX

Since its inception, the Commodity Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Commodity Index during any period shown below is not an indication that the value of the Commodity Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Commodity Index levels do not give an indication of future performance of the Commodity Index. UBS cannot make any assurance that the future performance of the Commodity Index or the Commodity Index Commodities will result in holders of the Notes receiving a positive return on their investment. The closing level of the Commodity Index on July 26, 2005 was 156.098.

The chart below shows the performance of the Commodity Index from July 31, 1998 through July 26, 2005.

      DATE          SETTLEMENT PRICE         DATE            SETTLEMENT PRICE
--------------------------------------------------------------------------------
    31-Jul-98            90.354            31-Jan-02              88.309
    31-Aug-98            84.267            28-Feb-02              90.476
    30-Sep-98            90.447            28-Mar-02              99.588
    30-Oct-98            87.457            30-Apr-02              99.431
    30-Nov-98            80.845            31-May-02              97.755
    31-Dec-98            77.803            28-Jun-02              99.518
    29-Jan-99            77.189            31-Jul-02              98.826
    26-Feb-99            74.241            30-Aug-02             102.581
    31-Mar-99            81.023            30-Sep-02             106.294
    30-Apr-99            83.997            31-Oct-02             105.053
    28-May-99            78.558            27-Nov-02             105.247
    30-Jun-99            82.599            31-Dec-02             110.276
    30-Jul-99            83.728            31-Jan-03             118.644
    31-Aug-99            88.211            28-Feb-03             122.526
    30-Sep-99            92.435            31-Mar-03             113.171
    29-Oct-99            88.423            30-Apr-03             112.360
    30-Nov-99            90.088            30-May-03             118.821
    30-Dec-99            92.273            30-Jun-03             115.788
    31-Jan-00            96.815            31-Jul-03             116.395
    29-Feb-00            98.063            29-Aug-03             120.898
    31-Mar-00            98.524            30-Sep-03             120.898
    28-Apr-00            96.882            31-Oct-03             126.571
    31-May-00           102.843            26-Nov-03             126.087
    30-Jun-00           104.764            31-Dec-03             135.269
    31-Jul-00            99.004            30-Jan-04             137.620
    31-Aug-00           108.170            27-Feb-04             146.445
    29-Sep-00           106.975            31-Mar-04             150.837
    31-Oct-00           103.820            30-Apr-04             148.046
    30-Nov-00           111.590            28-May-04             150.436
    29-Dec-00           114.613            30-June-04            144.034
    31-Jan-01           111.374            30-July-04            146.414
    28-Feb-01           110.479            31-Aug-04             143.556
    30-Mar-01           105.372            30-Sep-04             153.175
    30-Apr-01           108.708            29-Oct-04             155.549
    31-May-01           106.091            30-Nov-04             153.406
    29-Jun-01           101.571            30-Dec-04             145.604
    1-Jul-01            102.570            31-Jan-05             146.821
    31-Aug-01           102.225            28-Feb-05             156.886
    8-Sep-01             95.107            31-Mar-05             162.094
    31-Oct-01            90.407            29-Apr-05             152.294
    30-Nov-01            90.959            31-May-05             150.727
    31-Dec-01            89.033            30-June-05            152.885
                                           26-July-05            156.098

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

                                                                            S-25
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The graph below illustrates the performance of the Commodity Index from January
30, 1998 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1991          1993          1995          1997          1999
           ----          ----          ----          ----          ----
         94.409        88.938         94.74       122.291        77.189
         95.903        89.831         94.19       123.091        74.241
         96.125        91.714        96.044       125.105        81.023
         96.055         92.34        97.531       125.546        83.997
         94.557         90.48        96.357       126.856        78.558
         91.819        89.934        94.961       119.057        82.599
         95.268        91.251        96.352       122.387        83.728
         94.992        89.449        97.538       121.756        88.211
         95.793        87.143        98.044       122.569        92.435
         96.239         85.86        98.415       122.535        88.423
         93.448         84.71        99.505       117.199        90.088
          89.21        85.716       104.323       111.984        92.273
         90.686        88.661       104.582       111.926        96.815
         90.426        87.756       106.393       106.689        98.063
          90.93        87.685        111.01       106.516        98.524
         91.389        89.277       115.935       104.683        96.882
         94.231        93.724       114.913        99.122       102.843
         94.307        96.048       114.267        96.561       104.764
         93.712        97.018       112.113        90.354        99.004
         92.463        94.062       117.057        84.267        108.17
         93.597        93.842       117.135        90.447       106.975
         90.625        94.202       115.009        87.457        103.82
         89.621        93.584       120.933        80.845        111.59
         89.324        95.772       122.044        77.803       114.613

           2001          2003          2005     7/25/2005     7/26/2005
           ----          ----          ----     ---------     ---------
        111.374       118.644       146.821       155.655       156.098
        110.479       122.526       156.886
        105.372       113.171       162.094
        108.708        112.36       152.294
        106.091       118.821       150.727
        101.571       115.788       152.885
         102.57       116.395
        102.225       120.898
         95.107       120.898
         90.407       126.571
         90.959       126.087
         89.033       135.269
         88.309        137.62
         90.476       146.445
         99.588       150.837
         99.431       148.046
         97.755       150.436
         99.518       144.034
         98.826       146.414
        102.581       143.556
        106.294       153.175
        105.053       155.549
        105.247       153.406
        110.276       145.604

Source: Dow Jones & Company, Inc. (http://www.djindexes.com)

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

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LICENSE AGREEMENT

"Dow Jones(SM)," "AIG(R)," "Dow Jones-AIG Commodity Index(SM)" and "DJ-AIGCI(SM)" are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by UBS AG. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Commodity Index, which is published by Dow Jones and AIGI, in connection with certain products, including the Notes.

The license agreement between Dow Jones, AIGI and UBS provides that the following language must be set forth in this prospectus supplement: The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to UBS is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index(SM), which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to UBS or the Notes. Dow Jones and AIGI have no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index(SM). None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by UBS, but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index(SM) and the Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index(SM) and the Notes.

This prospectus supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index(SM) components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index(SM) is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the prospectus supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-AIG Commodity Index(SM) components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG

                                                                            S-27
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Commodity Index(SM) in connection with the Notes. None of Dow Jones, American
International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM), including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND UBS, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

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APPENDIX A

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin." This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market."

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

                                                                            S-29
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THE KOSPI KOREA COMPOSITE INDEX

All information in this prospectus supplement regarding the KOSPI(TM) Korea Composite Index (the "Korea Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, the Korea Stock Exchange (the "Korea Index Sponsor"). The Korea Index Sponsor owns the copyright and all other rights to the Korea Index. The Korea Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Korea Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Korea Index is not an indication of future performance. Future performance of the Korea Index may differ significantly from historical performance, either positively or negatively.

The Korea Index is designed as a comprehensive top-down and market capitalization-weighted index, composed of all shares listed on the Korea Stock Exchange (KSE). The market capitalization of an individual stock (a "Korea Index Constituent Stock") is derived by multiplying common stock price in Korean won (the currency in which stocks trading on the KSE are denominated) by the number of outstanding shares. The Korea Index is designed to provide a comprehensive measure of Korean stock price movement, because all segments of the market and all capitalization ranges are included in the Korea Index. The Korea Index is calculated using the Paasche's concept of a total capitalization weighted index. Since the Korea Index is a market capitalization-weighted index, a large and widely held company has a greater impact on the Korea Index value than a small company under equal stock price change.

The Korea Index is calculated by dividing Current Aggregate Market Value by Base Aggregate Market Value, and multiplying the result by 100. The Current Aggregate Market Value is the sum of the current market capitalization for all Korea Index Constituent Stocks. The Base Aggregate Market Value is based on the market capitalization for each stock in the Korea Index as of January 4, 1980 (the base date of the index). The index is adjusted to eliminate the influence of any corporate actions and thereby seeks to reflect only movements resulting from market activities. Thus, the Base Aggregate Market Value is adjusted whenever the current market value is subject to variations due to changes such as capital changes of companies, new listings, and delistings. The Korea Index is updated and published every 10 seconds during trading hours of the KSE. The Korea Index reflects the value of common stock of the constituent companies only; preferred shares and mutual fund shares are excluded. Newly issued stocks are included after the first day of listing.

As of July 26, 2005, the fifty largest stocks listed on the KSE by market capitalization, and their weight in the Korea Index, were as follows.

RANK     NAME                                                           % WEIGHT
----     ----                                                           --------
1        Samsung Electronics Co Ltd ...................................  16.52%
2        Korea Electric Power Corp ....................................   4.79%
3        Kookmin Bank .................................................   3.62%
4        POSCO ........................................................   3.60%
5        LG.Philips LCD Co Ltd ........................................   3.14%
6        SK Telecom Co Ltd ............................................   3.07%
7        Hyundai Motor Co .............................................   2.95%
8        KT Corp ......................................................   2.46%
9        Hynix Semiconductor Inc ......................................   2.07%
10       Shinhan Financial Group Co Ltd ...............................   1.99%
11       Woori Finance Holdings Co Ltd ................................   1.97%
12       LG Electronics Inc ...........................................   1.90%
13       S-Oil Corp ...................................................   1.81%
14       KT&G Corp ....................................................   1.42%

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RANK     NAME                                                           % WEIGHT
----     ----                                                           --------
15       Shinsegae Co Ltd .............................................   1.41%
16       Korea Exchange Bank ..........................................   1.33%
17       Hyundai Mobis ................................................   1.33%
18       SK Corp ......................................................   1.28%
19       Hana Bank ....................................................   1.17%
20       Kia Motors Corp ..............................................   1.07%
21       LG Corp ......................................................   1.00%
22       Samsung SDI Co Ltd ...........................................   0.96%
23       Industrial Bank Of Korea .....................................   0.95%
24       LG Card Co Ltd ...............................................   0.93%
25       KT Freetel Co Ltd ............................................   0.93%
26       Samsung Fire & Marine Insurance Co Ltd .......................   0.89%
27       Hyundai Heavy Industries .....................................   0.87%
28       SK Networks Co Ltd ...........................................   0.81%
29       Daewoo Shipbuilding & Marine Engineering .....................   0.77%
30       Kangwon Land Inc .............................................   0.72%
31       Hyundai Engineering & Construction ...........................   0.64%
32       Daewoo Engineering & Construction Co Ltd .....................   0.56%
33       Samsung Heavy Industries Co Ltd ..............................   0.53%
34       LG Chem Ltd ..................................................   0.51%
35       Amorepacific Corp ............................................   0.50%
36       Samsung Corp .................................................   0.50%
37       Korea Gas Corp ...............................................   0.49%
38       GS Holdings Corp .............................................   0.44%
39       Daewoo Securities Co Ltd .....................................   0.44%
40       Samsung Electro-Mechanics Co Ltd .............................   0.42%
41       Samsung Securities Co Ltd ....................................   0.42%
42       Hite Brewery Co Ltd ..........................................   0.41%
43       GS Engineering & Construction Corp ...........................   0.41%
44       Hankook Tire Co Ltd ..........................................   0.40%
45       KCC Corp .....................................................   0.40%
46       Daelim Industrial Co .........................................   0.39%
47       Hyundai Development Co .......................................   0.38%
48       Doosan Heavy Industries and Construction .....................   0.38%
49       Hanjin Shipping Co Ltd .......................................   0.38%
50       CJ Corp ......................................................   0.37%

THE KOREA STOCK EXCHANGE

The KSE's predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. According to the KSE's 2004 Annual Report, as of June 2004, the KSE had 29 regular member firms and 20 special members.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued

                                                                            S-31
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--------------------------------------------------------------------------------


in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day's respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by "fake" orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5 percent or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15 percent, which meant that the price of each stock could neither fall nor rise by more than 15 percent from the previous day's closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the Korea Index falls by 10 percent or more from the previous day's closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the Korea Index may be limited by suspension of trading of the Korea Index Constituent Stocks, individually or in the aggregate, which may in turn adversely affect the value of the Notes.

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HISTORICAL CLOSING LEVELS OF THE KOREA INDEX

All historical data presented in the following graph on the Korea Index are not necessarily indicative of the future performance of the Korea Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Korea Index during any period set forth below is not any indication that the Korea Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the Korea Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Korea Index as of July 26, 2005 was 1090.60.

The following graph sets forth the historical performance of the Korea Index from January 31, 1987 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]


           1987          1989          1991          1993          1995
           ----          ----          ----          ----          ----
         310.22        884.29         635.4        670.56        925.56
         334.98         917.9        675.57        642.96        885.69
         405.13       1003.31        659.85        666.75        931.78
         358.63        940.54        645.61        721.57           897
         387.99        932.76        611.35        752.31         882.5
         411.76        854.61        605.27        748.87        894.41
         485.48        895.66        717.03        729.94        933.57
         474.01        975.28        683.11        664.88        914.06
         485.35        942.41        705.08        718.87        982.65
         509.05        894.02        695.94        750.72        990.26
         475.59        906.33        652.11        811.06        930.92
         525.11        909.72        610.92        866.18        882.94
         633.58        896.16        680.51        945.71        878.82
         612.35        861.59         612.5        918.88        852.83
         656.47        840.89        606.32        867.22        874.16
         647.18        688.66        615.97        900.14         980.9
         717.35        797.95         574.2        939.49        903.09
         702.83        706.79        552.03        933.36        817.43
         721.08        678.38        509.95        933.66        821.71
         664.43        606.87         562.8        944.23        781.49
         677.54        602.88        513.82       1050.51        789.67
         729.79        690.16        615.58       1105.62        757.59
         831.12        697.03        663.36       1074.41        726.48
          907.2        696.11        678.44       1027.37        651.22

           1997          1999          2001          2003     6/24/2005
           ----          ----          ----          ----     ---------
         685.84        571.43        617.91        591.86       1008.16
         676.53        520.06         578.1        575.43
         677.34        618.98        523.22         535.7
         703.23        752.59        577.36        599.35
         756.77        736.02        612.16        633.42
          745.4           883        595.13        669.93
         726.12        969.72        541.55        713.52
         695.37        937.88        545.11        759.47
         647.11        836.18        479.68        697.52
         470.79        833.51        537.81        782.36
         407.86        996.66        643.89        796.18
         376.31       1028.07         693.7        810.71
         567.38        943.88        748.07         848.5
         558.98        828.38        819.99        883.42
         481.04        860.94        895.58         880.5
         421.22        725.39        842.34        862.84
         332.03        731.88         796.4        803.84
         297.88        821.22        742.72        785.79
         343.33        705.97        717.99        735.34
         310.16        688.62         736.4        803.57
         310.32        613.22        646.42        835.09
         403.44        514.48        658.92        834.84
         451.88        509.23         724.8        878.06
         562.46        504.62        627.55        895.92
                                                    932.7
                                                  1011.36
                                                   965.68
                                                    911.3
                                                   970.21

      7/25/2005     7/26/2005
      ---------     ---------
         1089.7        1090.6

Source: Bloomberg L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Korea Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Korea Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Korea Index Sponsor; the only relationship between the Korea Index Sponsor and us is the licensing of the use of the Korea Index and trademarks relating to the Korea Index.

The Notes are not sponsored, endorsed, sold or promoted by Korea Stock Exchange
(KSE). KSE makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Korea Index to track general stock market performance. KSE's only relationship to UBS is the licensing of certain trademarks and trade names of KSE and of the Korea Index, which is determined, composed and calculated by KSE without regard to UBS or the Notes. KSE has no obligation to take our needs or the needs of owners of the Notes into consideration in determining, composing or calculating the Korea Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI INDEX
OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"KOSPI" is a trademark / service mark of KSE and has been licensed for use by UBS.

THE SINGAPORE, TAIWAN AND THAILAND INDICES (THE "MSCI INDICES")

THE SINGAPORE INDEX

The MSCI Singapore Index(SM) (the "Singapore Index") is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The Singapore Index is calculated by MSCI and reported by Bloomberg L.P. under the ticker symbol "SGY".

As of July 26, 2005, the components of the Singapore Index and their weights were as follows.

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             SINGAPORE TELECOM .......................................   13.28%
             DBS GROUP HOLDINGS ......................................   12.42%
             UNITED OVERSEAS BANK ....................................   12.12%
             OCBC BANK ...............................................   11.45%
             SINGAPORE PRESS HLDG ....................................    5.13%
             KEPPEL CORP .............................................    4.81%
             SINGAPORE AIRLINES ......................................    4.71%
             CITY DEVELOPMENTS .......................................    2.99%
             VENTURE CORP ............................................    2.70%
             SINGAPORE TECH ENGR. ....................................    2.47%
             FRASER AND NEAVE ........................................    2.11%
             CAPITALAND ..............................................    2.01%
             COMFORTDELGRO ...........................................    1.97%
             SEMBCORP INDUSTRIES .....................................    1.69%
             ASCENDAS REAL ESTATE INV ................................    1.45%
             NEPTUNE ORIENT LINES ....................................    1.35%
             CAPITAMALL TRUST ........................................    1.22%
             STATS CHIPPAC ...........................................    1.18%
             SINGAPORE EXCHANGE ......................................    1.14%
             JARDINE CYCLE & CARRIAGE ................................    1.04%
             CHARTERED SEMICONDUCTOR .................................    1.00%
             SEMBCORP MARINE .........................................    0.95%
             NOBLE GROUP .............................................    0.93%
             SINGAPORE POST ..........................................    0.92%
             PARKWAY HOLDINGS ........................................    0.85%
             UNITED OVERSEAS LAND ....................................    0.84%
             KEPPEL LAND .............................................    0.77%

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THE INDICES
--------------------------------------------------------------------------------


The Singapore Index (continued)

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             SUNTEC REAL ESTATE INV .................................     0.71%
             COSCO CORP SINGAPORE ...................................     0.61%
             WANT WANT HOLDINGS (USD) ...............................     0.56%
             SMRT CORP ..............................................     0.52%
             OLAM INTERNATIONAL .....................................     0.50%
             CREATIVE TECHNOLOGY ....................................     0.49%
             SINGAPORE LAND .........................................     0.44%
             ALLGREEN PROPERTIES ....................................     0.44%
             WING TAI HOLDINGS ......................................     0.41%
             SINGAPORE PETROLEUM CO .................................     0.38%
             SEMBCORP LOGISTICS .....................................     0.38%
             HAW PAR CORP ...........................................     0.38%
             OVERSEAS UNION ENT. ....................................     0.35%
             DATACRAFT ASIA (USD) ...................................     0.31%

HISTORICAL CLOSING LEVELS OF THE SINGAPORE INDEX

All historical data presented in the following graph on the Singapore Index are not necessarily indicative of the future performance of the Singapore Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Singapore Index during any period set forth below is not any indication that the Singapore Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the Singapore Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Singapore Index on July 26, 2005 was 277.23.

The following graph sets forth the historical performance of the Singapore Index from August 31, 1995 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1995          1997          1999          2001          2003
           ----          ----          ----          ----          ----
          296.7        337.18        210.33        253.86        157.69
          303.4        332.05        211.17        248.03        156.05
         303.85        303.23        220.92         213.4        156.01
         310.19        292.58        279.58        217.32         157.5
         329.06        308.48        265.65        205.29        166.67
         364.95        306.77        290.89        209.94        178.87
         362.29        313.46        291.64        204.76        191.64
         352.55        252.08        284.47        199.33        197.54
         351.09        262.95        279.28         160.5         200.4
         331.45        223.59        286.37        167.24        213.73
         327.49        236.43        306.04        180.52           210
         302.13        229.04        339.73        201.44        216.12
         313.15        196.69        300.35        224.49        226.45
         313.48        230.24        276.87        215.24        229.95
         298.67        223.28        274.83        227.58        225.39
          316.8        202.73        290.58        216.67        224.12
         323.28        173.58        239.56        208.41        218.09
                       150.68        270.99        192.94         223.9
                       156.98        271.63         188.4        229.65
                       129.85         278.6        185.94        231.48
                       145.22        257.52        166.83        238.81
                       179.48        259.26        181.62        237.87
                       212.86        253.96           172        240.51
                       212.37        252.29        164.46        246.86
                                                                 251.78
                                                                 251.66
                                                                    254
                                                                 251.14
                                                                  255.4
                                                                 264.17

      7/25/2005       7/26/05
      ---------       -------
         275.92        277.23

Source: Bloomberg L.P.

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THE INDICES
--------------------------------------------------------------------------------


THE TAIWAN INDEX

The MSCI Taiwan Index(SM) (the "Taiwan Index") is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The Taiwan Index is calculated by MSCI and reported by Bloomberg L.P. under the ticker symbol "TWY".

As of July 26, 2005, the components of the Taiwan Index and their weights were as follows.

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             TAIWAN SEMICONDUCTOR MFG ................................   13.85%
             HON HAI PRECISION IND CO ................................    6.16%
             UNITED MICROELECTRONICS .................................    4.78%
             CATHAY FINANCIAL HLDS ...................................    4.33%
             AU OPTRONICS CORP .......................................    3.15%
             CHINA STEEL CORP COMMON .................................    2.98%
             FORMOSA PLASTIC CORP ....................................    2.86%
             NAN YA PLASTIC ..........................................    2.68%
             MEDIATEK INC ............................................    2.65%
             CHUNGHWA TELECOM CO .....................................    2.60%
             MEGA FINANCIAL HLDG(CTB) ................................    2.51%
             ASUSTEK COMPUTER ........................................    2.47%
             CHINATRUST FINL HLDGS ...................................    2.00%
             CHI MEI OPTOELECTRONICS .................................    1.90%
             CHINA DEV FINANCIAL HLDS ................................    1.73%
             FORMOSA CHEMICAL FIBERS .................................    1.70%
             ACER ....................................................    1.63%
             FUBON FINANCIAL HOLDING .................................    1.55%
             FIRST FINANCIAL HLDG CO .................................    1.52%
             QUANTA COMPUTER .........................................    1.42%
             COMPAL ELECTRONICS ......................................    1.22%
             TAISHIN FINANCIAL HLDGS .................................    1.20%
             HUA NAN FINANCIAL HLDGS .................................    1.04%
             LITE-ON TECHNOLOGY CORP .................................    1.04%
             CHANG HWA COMMERCIAL BK .................................    1.01%
             ASE .....................................................    1.01%
             HIGH TECH COMPUTER CORP .................................    0.99%
             CHUNGHWA PICTURE TUBES ..................................    0.98%
             TAIWAN MOBILE ...........................................    0.94%
             BENQ CORP ...............................................    0.90%
             SHIN KONG FINL HLDGS ....................................    0.86%
             DELTA ELECTRONICS .......................................    0.85%
             SILICONWARE PRECISION ...................................    0.78%
             E.SUN FINANCIAL HOLDINGS ................................    0.78%
             YUANTA CORE PACIFIC SEC .................................    0.72%
             FAR EASTERN TEXTILE .....................................    0.71%
             SINOPAC HOLDINGS ........................................    0.70%
             HANNSTAR DISPLAY ........................................    0.67%
             WINBOND ELECTRONICS CORP ................................    0.57%
             FOXCONN TECHNOLOGY CO ...................................    0.54%
             UNI-PRESIDENT ENT. ......................................    0.51%
             WINTEK ..................................................    0.51%
             POU CHEN CORP ...........................................    0.50%

THE INDICES
--------------------------------------------------------------------------------


The Taiwan Index (continued)

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             INT'L BANK OF TAIPEI ....................................    0.50%
             CMC MAGNETICS CORP ......................................    0.50%
             QUANTA DISPLAY ..........................................    0.48%
             TATUNG ..................................................    0.47%
             MITAC INTERNATIONAL .....................................    0.45%
             PRESIDENT CHAIN STORE ...................................    0.43%
             YANG MING MARINE TRANSP .................................    0.43%
             TAIWAN FERTILIZER CO ....................................    0.41%
             WALSIN LIHWA CORP .......................................    0.40%
             YULON MOTOR CO ..........................................    0.39%
             FUHWA FINANCIAL HLDGS ...................................    0.38%
             MACRONIX INTERNATIONAL ..................................    0.38%
             SYNNEX TECHNOLOGY INT'L .................................    0.38%
             ASIA OPTICAL ............................................    0.37%
             TAIWAN CEMENT CORP ......................................    0.36%
             YA HSIN INDUSTRIAL CO ...................................    0.35%
             YAGEO CORP ..............................................    0.34%
             FU SHENG INDUSTRIAL CO ..................................    0.33%
             RITEK CORP ..............................................    0.33%
             VIA TECHNOLOGIES ........................................    0.32%
             OPTIMAX TECHNOLOGY CORP .................................    0.32%
             EVERGREEN MARINE CORP ...................................    0.31%
             ASIA CEMENT CORP ........................................    0.31%
             REALTEK SEMICONDUCTOR ...................................    0.31%
             ZYXEL COMMUNICATIONS ....................................    0.30%
             WATERLAND FINANCIAL .....................................    0.28%
             WAN HAI LINES ...........................................    0.27%
             GIGABYTE TECHNOLOGY CO ..................................    0.26%
             CHENG SHIN RUBBER IND ...................................    0.26%
             INVENTEC CO .............................................    0.25%
             PREMIER IMAGE TECHNOLOGY ................................    0.25%
             ADVANTECH CO ............................................    0.25%
             POLARIS SECURITIES ......................................    0.25%
             D-LINK CORP .............................................    0.25%
             CHINA MOTOR CORP ........................................    0.25%
             U-MING MARINE TRANSPORT .................................    0.24%
             TAIWAN GLASS IND'L CORP .................................    0.23%
             LARGAN PRECISION CO .....................................    0.23%
             YIEH PHUI ENTERPRISE ....................................    0.22%
             EVA AIRWAYS CORP ........................................    0.22%
             CHINA AIRLINES ..........................................    0.22%
             TECO ELECTRIC & MACH. ...................................    0.21%
             MICRO-STAR INTERNATIONAL ................................    0.20%
             KINPO ELECTRONICS .......................................    0.20%
             YUEN FOONG YU PAPER MFG .................................    0.19%
             CATHAY REAL ESTATE DEV ..................................    0.19%
             ORIENTAL UNION CHEMICAL .................................    0.18%
             TAIWAN SECOM ............................................    0.18%

THE INDICES
--------------------------------------------------------------------------------


The Taiwan Index (continued)

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             COMPEQ MANUFACTURING CO .................................    0.17%
             NIEN MADE ENTERPRISE CO .................................    0.16%
             PHOENIXTEC POWER CO .....................................    0.16%
             ELITEGROUP COMPUTER SYS .................................    0.16%
             FORMOSA TAFFETA CO ......................................    0.14%
             GIANT MANUFACTURING CO. .................................    0.14%
             SHIHLIN ELECTR. & ENG ...................................    0.13%
             NIEN HSING TEXTILE CORP .................................    0.13%
             ACCTON TECHNOLOGY CORP ..................................    0.12%
             SYSTEX CORP .............................................    0.12%
             TAIWAN STYRENE MONOMER ..................................    0.11%
             ETERNAL CHEMICAL CO .....................................    0.11%

HISTORICAL CLOSING LEVELS OF THE TAIWAN INDEX

All historical data presented in the following graph on the Taiwan Index are not necessarily indicative of the future performance of the Taiwan Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Taiwan Index during any period set forth below is not any indication that the Taiwan Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the Taiwan Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Taiwan Index on July 26, 2005 was 266.29.

The following graph sets forth the historical performance of the Taiwan Index from December 31, 1987 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1987          1989          1991          1993          1995
           ----          ----          ----          ----          ----
            100        249.46        150.12        130.06        263.94
         120.62        284.49        189.52        173.36        272.69
         147.15        295.15        199.03        190.34        271.12
          140.5        314.87        232.39        179.22        241.87
         171.89        387.51        220.06        166.79        236.81
         186.33        372.82        229.66        156.72        226.69
         200.86        361.77         198.7        156.62        219.85
         257.97        374.26        176.36        153.29        206.32
         317.25        392.04        190.92         150.9        213.26
         355.46        386.67        174.93        160.86        204.18
         265.81        345.85        173.71        175.81        201.99
         281.87        364.65        179.13        254.54        217.84
         214.43        477.33        207.83        253.02        203.55
                       448.65        193.35         222.2        207.56
                       395.92        185.57        215.83         217.1
                       349.74        174.37        236.72        270.36
                       283.68        173.19        243.83        265.81
                       207.63        171.87        246.42        299.37
                       217.22           158        279.82        275.21
                       144.65         149.3        287.67        286.15
                       109.65        140.41        296.34        293.09
                       132.49        143.62        272.04        284.45
                        165.7        146.07        266.65        299.91
                       168.68        133.19        300.83        304.92

           1997          1999          2001          2003     7/25/2005
           ----          ----          ----          ----     ---------
         317.15        254.33           281        212.13        268.92
         337.54        272.85           260        186.84
         334.39        299.89           260        184.08
         357.22        321.68           242        179.54
         345.03        308.36           232        197.35
         390.21        371.47           228        210.88
         435.94        324.48           204        233.69
         418.44        360.34           210        251.53
         367.54        335.98           165        250.04
         310.64           347           182         268.9
         327.24        349.71           207        254.47
         337.27        385.22           256        259.11
         331.96        438.86        267.38        276.82
          379.2        420.58        255.66        287.79
          367.8        432.65        277.77        277.02
         334.23           386        269.39        260.54
         311.31        395.97        254.39        254.19
         294.62           366         227.3        248.25
         289.46           359        214.55        228.72
         243.63           337        206.54        244.08
         260.39           285        178.86        243.79
         277.51           256        197.43        239.09
         294.78           242        202.03        245.37
         261.28           222        189.53        257.67
                                                   250.87
                                                   259.46
                                                    247.5
                                                   242.36
                                                    252.9
                                                   260.81

      7/26/2005
      ---------
         266.29

Source: Bloomberg L.P.

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THE INDICES
--------------------------------------------------------------------------------


THE THAILAND INDEX

The MSCI Thailand Index(SM) (the "Thailand Index") is a free float-adjusted market capitalization index that is designed to measure equity market performance in Thailand. The Thailand Index is calculated by MSCI and reported by Bloomberg L.P. under the ticker symbol "MXTH".

As of July 26, 2005, the components of the Thailand Index and their weights were as follows.

             COMPONENT                                                  WEIGHTS
             ---------                                                  -------
             PTT .....................................................   16.58%
             PTT EXPLORATION & PROD ..................................    9.39%
             BANGKOK BANK FGN ........................................    8.82%
             ADVANCED INFO SERVICE ...................................    7.78%
             SIAM CEMENT FGN .........................................    6.25%
             KASIKORNBANK FGN ........................................    6.15%
             SHIN CORP ...............................................    4.55%
             SIAM COMMERCIAL BANK ....................................    3.19%
             BANGKOK BANK ............................................    3.02%
             SIAM CEMENT .............................................    2.66%
             KRUNG THAI BANK .........................................    2.30%
             THAI AIRWAYS INT'L ......................................    1.81%
             KASIKORNBANK ............................................    1.80%
             AIRPORTS OF THAILAND ....................................    1.74%
             BANPU ...................................................    1.72%
             SIAM CITY CEMENT ........................................    1.54%
             LAND & HOUSES FGN .......................................    1.37%
             TRUE CORP ...............................................    1.37%
             HANA MICROELECTRONICS ...................................    1.14%
             RATCHABURI ELECTRICITY ..................................    1.08%
             BEC WORLD ...............................................    1.02%
             ITALIAN THAI DEVELOPMENT ................................    1.01%
             THAI OLEFINS ............................................    0.99%
             ELECTRICITY GENERATING ..................................    0.93%
             AROMATICS (THAILAND) ....................................    0.92%
             LAND & HOUSES ...........................................    0.92%
             CHAROEN POKPHAND FOODS ..................................    0.89%
             BANGKOK EXPRESSWAY ......................................    0.79%
             NATIONAL PETROCHEMICAL ..................................    0.78%
             CP SEVEN ELEVEN .........................................    0.78%
             PRECIOUS SHIPPING PUB CO ................................    0.78%
             NATIONAL FINANCE ........................................    0.72%
             THAI UNION FROZEN PROD ..................................    0.72%
             SAHAVIRIYA STEEL IND ....................................    0.71%
             TISCO BANK ..............................................    0.57%
             SIAM MAKRO ..............................................    0.53%
             KIATNAKIN FINANCE .......................................    0.51%
             DELTA ELECTRONICS THAI ..................................    0.49%
             SINO THAI ENGR & CONSTR .................................    0.47%
             KIM ENG SECURITIES THAI .................................    0.35%
             UNITED BROADCASTING CORP ................................    0.30%
             ITV PCL .................................................    0.28%
             GMM GRAMMY ..............................................    0.27%

THE INDICES
--------------------------------------------------------------------------------


HISTORICAL CLOSING LEVELS OF THE THAILAND INDEX

All historical data presented in the following graph on the Thailand Index are not necessarily indicative of the future performance of the Thailand Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Thailand Index during any period set forth below is not any indication that the Thailand Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the Thailand Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Thailand Index on July 26, 2005 was 262.99.

The following graph sets forth the historical performance of the Thailand Index from December 31, 1987 through July 26, 2005.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1987          1989          1991          1993          1995
           ----          ----          ----          ----          ----
            100        158.84        226.55        359.16           491
          115.3        157.31        264.68         353.3        521.27
            136        156.02        292.45        324.08        488.67
         140.38        177.07        290.09        331.73        489.94
         153.69        194.31        262.08        321.33        571.88
         156.18        208.42        248.74        336.33        567.01
         168.16        209.72        240.83        346.97        558.57
         172.06        231.13        235.83        355.11        534.03
         164.31        232.39        222.49        363.38        531.22
         167.12        238.92        213.86        472.61        524.04
         158.12        271.96        225.92        492.99        492.46
         146.55        298.98        243.82        639.22        528.37
          142.7        291.01        265.79        574.47        580.24
                       273.35           268        518.08        544.07
                       284.85        284.68        471.71        532.89
                       285.36        263.52        486.62        543.09
                        328.2        244.59        530.86        553.41
                       345.14        262.89        510.28        523.61
                       365.96        259.13        564.68        445.76
                        287.2        262.58        623.54        452.21
                       213.23        296.12        595.89        453.02
                       211.08        330.88        620.98        366.75
                       182.18        314.98        554.96        376.04
                       206.61        321.02         558.2         333.7

           1997          1999          2001          2003     7/25/2005
           ----          ----          ----          ----     ---------
         317.68        140.61        131.36        138.54        264.32
         290.42        128.51        128.07        134.41
          286.7        137.05        110.64         138.1
         273.42        193.89        113.83        140.16
         229.81        185.62        114.22        153.27
         217.98        216.73        116.54        170.68
          294.1        190.85        105.52        174.89
         208.19        190.62        121.72        188.74
         247.11        163.39        100.51        199.64
         184.17        175.52         96.92        211.53
         162.28         185.4        108.92         215.8
         160.88        204.95         107.5        280.47
         236.59        198.58        127.32        254.21
         232.08        155.82        136.45        258.59
         187.82        170.25        134.92        240.79
         166.87         160.6        132.49        241.27
         126.48        130.62        146.29        242.01
          95.82        136.01         135.6        245.32
          96.99        111.34        129.62        242.01
          73.94        125.37        125.31        240.24
          95.13        103.94        116.76        247.41
         122.56        104.81        127.15        243.38
         139.84        108.69         132.5        257.06
         135.05        102.46        130.23        263.88
                                                   273.09
                                                   292.83
                                                      266
                                                   257.57
                                                   261.75
                                                   265.49

      7/26/2005
      ---------
         262.99

Source: Bloomberg L.P.

The Singapore, Taiwan and Thailand Indices are part of a series of indexes sponsored by MSCI called the "MSCI Standard Index series".

All information in this prospectus supplement regarding the MSCI Indices, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (the "MSCI Indices Sponsor"). The MSCI Indices Sponsor has no obligation to continue to publish, and may discontinue publication of, the MSCI Indices. We no not assume any responsibility for the accuracy or completeness of such information. Historical performance of the MSCI Indices is not an indication of future performance. Future performance of the MSCI Indices may differ significantly from historical performance, either positively or negatively.

THE INDICES
--------------------------------------------------------------------------------


CONSTRUCTING THE MSCI STANDARD INDEX SERIES

MSCI undertakes an index construction process which involves:

>    Defining the equity universe.

> Adjusting the total market capitalization of all securities in the universe for free floating available to foreign investors.

> Classifying the universe of securities under the Global Industry Classification Standard ("GICS").

> Selecting securities for inclusion according to MSCI's index construction rules and guidelines.

Defining the Equity Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

> Defining and estimating the free float available to foreign investors for each security, using MSCI's definition of free float.

>    Assigning a free float-adjustment factor to each security.

> Calculating the free float-adjustment market capitalization of each security.

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include:

> Strategic and other shareholdings not considered part of available free float.

>    Limits on share ownership for foreign investors.

>    Other foreign investment restrictions.

MSCI's estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contracts, particularly where disclosure standards or data quality make the estimation of free float difficult.

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Classifying the universe of securities under the Global Industry Classification
Standard

In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the Global Industry Classification Standard ("GICS"). The comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI's objective of reflecting broad and fair representation in its indexes.

GICS consists of 10 sectors, 24 industry groups, 62 industries and 132 sub-industries. Each company is assigned to one sub-industry. The GICS guidelines used to determine the appropriate industry classification are:

> A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company's revenues.

> A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company's revenues and earnings.

> Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indexes of the diversity of business activities in the universe, MSCI follows a "bottom-up" approach to index construction, building indexes from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of:

> Each company's business activities and the diversification that its securities would bring to the index.

> The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

> The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

MAINTAINING THE MSCI STANDARD INDEX SERIES

Overall, index maintenance can be described by three broad categories of implementation of changes.

> Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

> Quarterly index reviews, aimed at promptly reflecting other significant market events.

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THE INDICES
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>    Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indexes rapidly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

Annual Full Country Index Review

The objective of the annual full country review, which is carried out every May, is to systematically re-assess the various dimensions of the equity universe for all countries on a fixed annual timetable. This includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, updating of minimum size guidelines for new and existing constituents, as well as changes typically considered for a quarterly index review as discussed below.

Quarterly Index Review

The quarterly index review process is designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full country index review due to their importance.

During a quarterly index review, securities may be added to or deleted from a country index for a variety of reasons including the following:

> Additions or deletions of securities, due to one or more industry groups having become significant over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

> Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limitations not implemented immediately.

> Replacement of companies, which are no longer suitable industry representatives.

> Deletion of securities whose company and/or security free float has fallen to less than 15%.

>    Deletion of securities that have become very small or illiquid.

> Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

>    Additions or deletions of securities as a result of other market events.

Ongoing Event-Related Changes

Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. Ongoing event-related charges can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indexes at the time of the event.

                                                                            S-43
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Announcement Policy

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

All changes resulting from the corporate events are announced prior to their implementations.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as an "expected" announcement, or as an "undetermined" announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends "confirmed" announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 PM U.S. Eastern Standard Time (EST).

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

LICENSE AGREEMENT

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Indices in connection with securities, including the Notes. The MSCI Indices are owned and published by MSCI.

The Notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indices, which is determined, composed and calculated by MSCI without regard to the Notes or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI Indices. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which this security is redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Notes in connection with the administration, marketing or trading of the Notes.

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THE INDICES
--------------------------------------------------------------------------------


ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to MSCI's trade name, trade mark or service mark rights to the designations "Morgan Stanley Capital International(R)," "MSCI(R)," "Morgan Stanley Capital International Perspective(R)," to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI's permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of the Notes equal to the GREATER of:

      (i)  $1,000

      OR

      (ii) $1,000 + ($1,000 x (Participation Rate x Basket Return)).

The "Basket Return" will be calculated as follows:

                      Basket Ending Level - Basket Starting Level
      Basket Return = -------------------------------------------
                                 Basket Starting Level

The "Basket Starting Level" will equal 100.

The "Basket Ending Level" will be calculated as follows:

    100 x (1+ (33.34% of the S&P Index Return + 33.34% of the Commodity Index Return + 8.33% of the Korea Index Return + 8.33% of the Singapore Index
Return + 8.33% of the Taiwan Index Return + 8.33% of the Thailand Index Return))

Participation in any appreciation in the level of the Basket is equal to 80% of the Basket Return. For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-47.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, the volatility of commodities prices as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of three equity indices (each a "Basket Index") weighted as follows:

            BASKET INDEX                                                  WEIGHT
            --------------------------------------------------------------------
            S&P 500(R) Index ("S&P Index") ...............................33.34%
            Dow Jones-AIG Commodity Index(SM) ("Commodity Index") ........33.34%
            KOSPI Korea Composite Index ("Korea Index") .................. 8.33%
            MSCI Singapore Index(SM) ("Singapore Index") ................. 8.33%
            MSCI Taiwan Index(SM) ("Taiwan Index") ....................... 8.33%
            MSCI Thailand Index(SM) ("Thailand Index") ................... 8.33%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, the cash payment per $1,000 principal amount of the Notes will be equal to the GREATER of:

      (i)  $1,000

           OR

      (ii) $1,000 + ($1,000 x (Participation Rate x Basket Return)).

The "Participation Rate" will equal 80% of any appreciation in the Basket over the term of the Notes. You will not receive less than $1,000 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                             Basket Ending Level - Basket Starting Level
            Basket Return =  -------------------------------------------
                                        Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

   100 x (1+ (33.34% of the S&P Index Return + 33.34% of the Commodity Index
    Return + 8.33% of the Korea Index Return + 8.33% of the Singapore Index Return + 8.33% of the Taiwan Index Return + 8.33% of the Thailand Index Return))

The "S&P Index Return" is calculated based on the level of the S&P Index on the trade date relative to the final valuation date and is calculated as follows:

            S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                               -------------------------------------------------
                                           S&P Index Starting Level

where the S&P Index Starting Level is 1231.16 and the S&P Index Ending Level will be the closing level of the S&P Index on the final valuation date.

The "Commodity Index Return" is calculated based on the level of the Commodity Index on the trade date relative to the final valuation date and is calculated as follows:

       Commodity Index Return = Commodity Index Ending Level -
                                Commodity Index Starting Level
                                ------------------------------
                                Commodity Index Starting Level

where the Commodity Index Starting Level is 156.098 and the Commodity Index Ending Level will be the closing level of the Commodity Index on the final valuation date.

The "Korea Index Return" is calculated based on the level of the Korea Index on the trade date relative to the final valuation date and is calculated as follows:

      Korea Index Return = Korea Index Ending Level - Korea Index Starting Level
                           -----------------------------------------------------
                                        Korea Index Starting Level

where the Korea Index Starting Level is 1090.6 and the Korea Index Ending Level will be the closing level of the Korea Index on the final valuation date.

The "Singapore Index Return" is calculated based on the level of the Singapore Index on the trade date relative to the final valuation date and is calculated as follows:

       Singapore Index Return = Singapore Index Ending Level -
                                Singapore Index Starting Level
                                ------------------------------
                                Singapore Index Starting Level

where the Singapore Index Starting Level is 277.23 and the Singapore Index Ending Level will be the closing level of the Singapore Index on the final valuation date.

The "Taiwan Index Return" is calculated based on the level of the Taiwan Index on the trade date relative to the final valuation date and is calculated as follows:

          Taiwan Index Return = Taiwan Index Ending Level -
                                Taiwan Index Starting Level
                                ---------------------------
                                Taiwan Index Starting Level

where the Taiwan Index Starting Level is 266.29 and the Taiwan Index Ending Level will be the closing level of the Taiwan Index on the final valuation date.

The "Thailand Index Return" is calculated based on the level of the Thailand Index on the trade date relative to the final valuation date and is calculated as follows:

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


           Thailand Index Return = Thailand Index Ending Level -
                                   Thailand Index Starting Level
                                   -----------------------------
                                   Thailand Index Starting Level

where the Thailand Index Starting Level is 262.99 and the Thailand Index Ending Level will be the closing level of the Thailand Index on the final valuation date.

MATURITY DATE

The maturity date will be August 4, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be July 28, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for one or more of the Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Index Constituents in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of Basket Index Constituents in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> one or more of the Basket Indices are not published, as determined by the calculation agent in its sole discretion; or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Indices or any Basket Index Constituents.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a Basket Index or any Basket Index Constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount." For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the Basket Indices are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indices or the method of calculating a Basket Index have changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Index Constituents or one or more of the Basket Indices prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Basket Index
     Constituents,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Basket Index or the value of the Basket Index Constituents,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Index Constituents, listed or over-the-counter options or futures on Basket Index Constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of Asian equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2005 (UNAUDITED)                                CHF          USD
--------------------------------------------------------------------------------
                                                               (IN MILLIONS)
Debt
  Debt issued(1) .........................................  219,669      183,572
                                                            -------      -------
  Total Debt .............................................  219,669      183,572
Minority Interest(2) .....................................    5,616        4,693
Shareholders' Equity .....................................   38,130       31,864
                                                            -------      -------
Total capitalization .....................................  263,415      220,129
                                                            =======      =======

----------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.83567.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to 4.44% per annum, compounded semiannually, with a projected payment at maturity of $1,140.82 based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $15.96 in 2005, $44.56 in 2006, $47.52 in 2007 and $32.77 in 2008. However, if the amount you receive at maturity is greater than $1,140.82, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,140.82, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $1,108.05, then you would recognize a net ordinary loss in 2008 in an amount equal to such difference.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND
TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold the Notes as your private property, you should consult with your own tax advisor. Your interest in the Notes will be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you will be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you will be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC intends to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

-------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .............       S-1
Risk Factors ..............................       S-8
The Indices ...............................      S-15
Valuation of the Notes ....................      S-46
Specific Terms of the Notes ...............      S-47
Use of Proceeds and Hedging ...............      S-53
Capitalization of UBS .....................      S-54
Supplemental Tax Considerations ...........      S-55
ERISA Considerations ......................      S-58
Supplemental Plan of Distribution .........      S-59

PROSPECTUS

Introduction ..............................         3
Cautionary Note Regarding Forward-
  Looking Information .....................         5
Incorporation of Information About
  UBS AG ..................................         7
Where You Can Find More Information .......         7
Presentation of Financial Information .....         8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ...................         9
Capitalization of UBS .....................         9
UBS .......................................        10
Use of Proceeds ...........................        12
Description of Debt Securities We May
  Offer ...................................        13
Description of Warrants We May Offer ......        35
Legal Ownership and Book-Entry
  Issuance ................................        52
Considerations Relating to Indexed
  Securities ..............................        57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ..............        60
U.S. Tax Considerations ...................        63
Tax Considerations Under the Laws of
  Switzerland .............................        74
ERISA Considerations ......................        76
Plan of Distribution ......................        77
Validity of the Securities ................        80
Experts ...................................        80


[UBS LOGO]


Principal
Protected
Notes


UBS AG $6,000,000 NOTES
LINKED TO AN INDEX BASKET
DUE AUGUST 4, 2008






PROSPECTUS SUPPLEMENT


JULY 26, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)












UBS INVESTMENT BANK
UBS SECURITIES LLC